SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 11, 2006
HARBOR FLORIDA BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22817	65-0813766

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Second Street, Fort Pierce, FL	34950

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (772) 461-2414

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On July 11, 2006, Harbor Florida Bancshares, Inc, a Delaware corporation (“Harbor”), and National City Corporation, a Delaware corporation (“National City”), announced that they have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Harbor will be merged with and into National City, with National City being the surviving corporation of the merger. Under the terms of the Merger Agreement, Harbor stockholders will receive National City common stock worth $45.00 for each share of Harbor common stock in a transaction that is intended to qualify as a tax-free exchange. The exchange ratio will be based on the average closing price of National City common stock for the 10 trading days immediately preceding Federal Reserve Board approval of the transaction. The transaction has a total indicated value of approximately $1.1 billion. Subject to approval by applicable regulatory authorities and Harbor stockholders, the transaction is expected to close in the fourth quarter of 2006.
     A copy of the press release announcing the execution of the Merger Agreement was issued on July 11, 2006 and is attached hereto as Exhibit 99.1. A copy of the Merger Agreement is attached hereto as Exhibit 2.1. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
Number

2.1	Agreement and Plan of Merger dated July 10, 2006.

99.1	Press release dated July 11, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2006	HARBOR FLORIDA BANCSHARES, INC., Registrant

	By:	/s/ H. Michael Callahan

		Name:	H. Michael Callahan
		Title:	Chief Financial Officer and Senior Vice President

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated July 10, 2006.

99.1	Press release dated July 11, 2006